Exhibit 99.1
Press Release
Warwick Valley Telephone Announces Final Vote Results and Committee Assignments
(Warwick, NY, May 1, 2008) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today the final certified results of the votes at its 2008 Annual Meeting of shareholders, held Friday, April 25, 2008. The following directors were elected for one year terms: Jeffrey D. Alario, Douglas B. Benedict, Kelly C. Bloss, Wisner H. Buckbee, Robert J. DeValentino, Herbert Gareiss, Jr., Thomas H. Gray, and Douglas J. Mello. The shareholders approved the selection of WithumSmith+Brown, P.C. as the Company’s independent accountants for the year ending December 31, 2008.
Matters voted on at the meeting and the results of each vote are as follows:

			Votes		Broker
		Votes For	Against	Abstain	Non-Votes

Proposal I	To approve an amendment to the Company’s bylaws to eliminate the classified structure of the Board of Directors and allow for the annual election of all directors.	4,382,421	120,317	38,157	3,001

Proposal II	To fix the number of directors at eight until the next annual meeting of shareholders.	4,335,853	188,630	16,412	3,002

			Authority
		Votes for	Withheld
Proposal III	Election of directors

	Jeffrey D. Alario	4,271,201	272,694
	Douglas B. Benedict	4,305,137	230,758
	Kelly C. Bloss	4,262,625	281,270
	Wisner H. Buckbee	4,267,116	276,779
	Robert J. DeValentino	4,280,476	263,419
	Herbert Gareiss, Jr.	4,292,850	251,045
	Thomas H. Gray	4,303,436	240,459
	Douglas J. Mello	4,303,725	240,170

			Votes		Broker
		Votes For	Against	Abstain	Non-Votes

Proposal IV	To approve the Warwick Valley Telephone Company 2008 Long-Term Incentive Plan.	2,984,192	392,394	42,541	1,124,769

Proposal V	To ratify the selection of WithumSmith+Brown, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	4,383,185	144,844	12,865	3,002

At the Company’s Annual Organizational Meeting, held on the day of the Annual Meeting, the Board of Directors elected the following persons to the positions set forth opposite their names:

Wisner H. Buckbee	Chairman of the Board
Robert J. DeValentino	Vice Chairman of the Board
Duane W. Albro	President & Chief Executive Officer
Kenneth H. Volz	Vice President, Chief Financial Office, Treasurer
Joyce A. Stoeberl	Corporate Secretary
Dorinda M. Masker	Assistant Corporate Secretary
Also, at the Company’s Annual Organizational Meeting, the following committee assignments were approved:

Governance & Nominating Committee	Kelly C. Bloss — Chair
Wisner H. Buckbee
Robert J. DeValentino
Douglas J. Mello

Audit Committee	Jeffrey D. Alario — Chair
Douglas B. Benedict
Kelly C. Bloss
Wisner H. Buckbee

Compensation Committee	Robert J. DeValentino — Chair
Douglas B. Benedict
Douglas J. Mello

Contact:	Warwick Valley Telephone Company
Duane W. Albro
President & CEO
(845) 986-2100